UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2010

BELO CORP.
 (Exact name of registrant as specified in its charter)

Delaware	1-8598	75-0135890
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 655237 Dallas, Texas	75265-5237
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-6606

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2010 Annual Meeting of Shareholders of Belo Corp. (the “Company” or “Belo”) was held on May 11, 2010, in Dallas, Texas. The following are the final voting results and a brief description of each matter submitted to the Company’s shareholders at that meeting. Each proposal is described in more detail in the Company’s Proxy Statement.

Proposal 1: Election of Directors. The shareholders of the Company elected each of the following Class III director nominees nominated by the Company’s Board of Directors. Class III directors are eligible to serve a three-year term until the 2013 annual meeting. The following is a tabulation of voting results with respect to each director nominee.

			Broker
Director	Votes For	Withheld	Non-Votes
Judith L. Craven, M.D., M.P.H.	163,965,665	5,866,031	15,083,322
Dealey D. Herndon	162,618,533	7,213,163	15,083,322
Wayne R. Sanders	168,849,219	982,477	15,083,322
McHenry T. Tichenor, Jr.	168,927,999	903,697	15,083,322

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Company’s shareholders ratified the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 by the following vote:

			Broker
For	Against	Abstain	Non-Votes
184,064,597	291,231	559,190	0

Proposal 3: Consideration of a Shareholder Proposal Relating to Repeal of Belo’s Classified Board. The Company’s shareholders did not approve a shareholder proposal that the Company declassify its Board of Directors and establish annual elections of directors by the following vote:

			Broker
For	Against	Abstain	Non-Votes
49,256,699	117,024,384	3,550,613	15,083,322

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 14, 2010	BELO CORP.
	By:	/s/ R. Paul Fry

R. Paul Fry Vice President/Investor Relations and Treasury Operations